Exhibit 99.2

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30, 2022	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$192,124	$88,930
Accounts receivable:
Oil, natural gas, and NGL revenue	60,856	56,323
Joint interest and other	16,575	11,961
Prepaid expenses and other current assets	12,688	11,426
Prepaid income tax	5,058	—

Total current assets	287,301	168,640
Property and equipment:
Oil and natural gas properties, full cost method, including $96,794 and $94,462 of unevaluated properties not being amortized as of September 30, 2022 and December 31, 2021, respectively	1,942,021	1,832,679
Other property and equipment	8,545	8,545
Less: accumulated depreciation, depletion, and amortization	(1,189,030)	(1,074,368)

Property and equipment, net	761,536	766,856
Restricted cash	100,460	100,695
Notes receivable, net	65,137	65,089
Derivative assets	1,666	—
Right-of-use assets	21,798	21,662
Other well equipment inventory	14,716	11,408
Other non-current assets	3,800	4,540

Total assets	$1,256,414	$1,138,890

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,123	$21,487
Revenue and royalties payable	23,555	17,508
Accrued liabilities	75,836	58,905
Derivative liabilities	14,223	77,551
Asset retirement obligations	16,590	24,935
11.75% Senior Notes due 2026, net	27,112	27,045
Lease liabilities	5,710	4,233
Notes payable	—	4,413
Income tax payable	—	2,740
Other current liabilities	6,143	2,199

Total current liabilities	196,292	241,016
Derivative liabilities	—	2,391
Asset retirement obligations, less current portion	334,368	323,351
11.75% Senior Notes due 2026, net, less current portion	235,636	248,469
Lease liabilities, less current portion	13,689	14,895
Deferred tax liability	1,512	—
Other non-current liabilities	17,859	15,344

Total liabilities	$799,356	$845,466

	September 30, 2022	December 31, 2021
Commitments and contingencies (Note 10)
Stockholders’ equity:
Series A convertible perpetual preferred stock, $0.001 par value, 25,000,000 shares authorized and 14,949,771 shares issued and outstanding as of September 30, 2022 and December 31, 2021	$15	$15
Class A common stock, $0.001 par value, 200,000,000 shares authorized and 21,271,937 and 20,840,432 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	21	21
Additional paid-in capital	399,493	394,474
Retained earnings (accumulated deficit)	57,529	(101,086)

Total stockholders’ equity	457,058	293,424

Total liabilities and stockholders’ equity	$1,256,414	$1,138,890

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Oil, natural gas, and NGL revenue	$175,040	$115,519	$578,923	$363,018
Production handling and other income	8,302	4,425	20,860	16,716

Total revenues	183,342	119,944	599,783	379,734

Operating expenses:
Lease operating expenses	19,477	22,864	60,915	61,603
Workover, repair, and maintenance expenses	4,514	3,803	16,635	17,676
Transportation, gathering, and processing costs	2,882	2,143	7,366	5,440
Depreciation, depletion, and amortization	38,585	33,467	114,662	119,787
Accretion of asset retirement obligations	5,934	6,477	21,092	20,869
General and administrative expenses	25,104	19,090	52,678	52,509

Total operating expenses	96,496	87,844	273,348	277,884

Operating income	86,846	32,100	326,435	101,850

Other income (expenses):
Gain (loss) on derivatives, net	42,851	(23,648)	(89,121)	(162,113)
Interest expense	(11,565)	(12,579)	(35,191)	(35,164)
Loss on extinguishment of long-term debt	—	—	—	(11,419)
Gain on fair value of 11.00% Senior Notes due 2023	—	—	—	16,589
Other income	391	19	4,487	2,802

Total other income (expenses)	31,677	(36,208)	(119,825)	(189,305)

Income (loss) before income taxes	118,523	(4,108)	206,610	(87,455)

Income tax expense	15,707	827	27,814	9,558

Net income (loss)	102,816	(4,935)	178,796	(97,013)

Net loss attributable to non-controlling interest	—	—	—	(4,744)

Net income (loss) attributable to EnVen Energy Corporation	102,816	(4,935)	178,796	(92,269)
Series A preferred stock dividends	(6,727)	(6,727)	(20,181)	(21,856)

Net income (loss) attributable to EnVen Energy Corporation Class A common stockholders	$96,089	$(11,662)	$158,615	$(114,125)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$102,816	$(4,935)	$178,796	$(97,013)
Other comprehensive income (loss), net:
Credit risk adjustment on 11.00% Senior Notes due 2023 before reclassification, net of deferred income tax benefit of $0 million for each of the three months ended September 30, 2022 and 2021 and $0 million and $2.2 million for the nine months ended September 30, 2022 and 2021, respectively	—	—	—	(23,571)
Amounts reclassified from accumulated other comprehensive income	—	—	—	(5,035)

Total comprehensive income (loss), net	102,816	(4,935)	178,796	(125,619)

Less: comprehensive loss attributable to non-controlling interest	—	—	—	(10,339)

Comprehensive income (loss) attributable to EnVen Energy Corporation	$102,816	$(4,935)	$178,796	$(115,280)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Equity

(In thousands, except share amounts)

(Unaudited)

	Series A preferred stock		Class A common stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Retained earnings (accumulated deficit)	Total stockholders’ equity
January 1, 2022 balance	14,949,771	$15	20,840,432	$21	$394,474	$(101,086)	$293,424
Issuance of Class A common stock related to stock-based compensation	—	—	824,907	—	—	—	—
Tax payments related to stock-based compensation	—	—	(302,727)	—	(7,139)	—	(7,139)
Stock-based compensation	—	—	—	—	1,068	—	1,068
Repurchase of Class A common stock	—	—	(85,834)	—	(2,221)	—	(2,221)
Series A preferred stock dividends	—	—	—	—	—	(6,727)	(6,727)
Net loss	—	—	—	—	—	(12,616)	(12,616)

March 31, 2022 balance	14,949,771	15	21,276,778	21	386,182	(120,429)	265,789
Stock-based compensation	—	—	—	—	4,349	—	4,349
Repurchase of Class A common stock	—	—	(4,841)	—	(126)	—	(126)
Series A preferred stock dividends	—	—	—	—	—	(6,727)	(6,727)
Net income	—	—	—	—	—	88,596	88,596

June 30, 2022 balance	14,949,771	15	21,271,937	21	390,405	(38,560)	351,881
Stock-based compensation	—	—	—	—	9,088	—	9,088
Series A preferred stock dividends	—	—	—	—	—	(6,727)	(6,727)
Net income	—	—	—	—	—	102,816	102,816

September 30, 2022 balance	14,949,771	$15	21,271,937	$21	$399,493	$57,529	$457,058

The accompanying notes are an integral part of these condensed consolidated financial statements.

	Series A preferred stock		Class A common stock		Class B common stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total stockholders’ equity	Non-controlling interest	Total equity
January 1, 2021 balance	14,409,417	$14	17,329,667	$17	3,333,333	$3	$382,819	$23,011	$(43,412)	$362,452	$38,202	$400,654
Issuance of Class A common stock related to stock-based compensation	—	—	450,469	1	—	—	(1)	—	—	—	—	—
Tax payments related to stock-based compensation	—	—	(141,632)	—	—	—	(1,213)	—	—	(1,213)	—	(1,213)
Stock-based compensation	—	—	—	—	—	—	451	—	—	451	—	451
Series A preferred stock dividends	540,354	1	—	—	—	—	6,483	—	(6,484)	—	—	—
Change in ownership due to Series A preferred stock dividends	—	—	—	—	—	—	828	—	—	828	(828)	—
Cumulative effect of ASU 2020-06 accounting change	—	—	—	—	—	—	(28,267)	—	28,267	—	—	—
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(8,093)	—	(8,093)	(1,047)	(9,140)
Net loss	—	—	—	—	—	—	—	—	(26,882)	(26,882)	(3,647)	(30,529)

March 31, 2021 balance	14,949,771	15	17,638,504	18	3,333,333	3	361,100	14,918	(48,511)	327,543	32,680	360,223
Repurchase of Class A common stock	—	—	(131,405)	—	—	—	(1,950)	—	—	(1,950)	—	(1,950)
Stock-based compensation	—	—	—	—	—	—	1,818	—	—	1,818	—	1,818
Series A preferred stock dividends	—	—	—	—	—	—	—	—	(8,645)	(8,645)	—	(8,645)
Conversion of Class B common stock and settlement of the Tax Receivable Agreement, inclusive of tax impact	—	—	3,333,333	3	(3,333,333)	(3)	24,585	—	—	24,585	(27,035)	(2,450)
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(14,918)	—	(14,918)	(4,548)	(19,466)
Net loss	—	—	—	—	—	—	—	—	(60,452)	(60,452)	(1,097)	(61,549)

June 30, 2021 balance	14,949,771	15	20,840,432	21	—	—	385,553	—	(117,608)	267,981	—	267,981
Stock-based compensation	—	—	—	—	—	—	3,318	—	—	3,318	—	3,318
Series A preferred stock dividends	—	—	—	—	—	—	—	—	(6,727)	(6,727)	—	(6,727)
Net loss	—	—	—	—	—	—	—	—	(4,935)	(4,935)	—	(4,935)

September 30, 2021 balance	14,949,771	$15	20,840,432	$21	—	$—	$388,871	$—	$(129,270)	$259,637	$—	$259,637

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$178,796	$(97,013)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	114,662	119,787
Accretion of asset retirement obligations	21,092	20,869
Stock-based compensation	14,505	5,587
Excess tax benefit (deficit) from stock-based compensation	1,634	(424)
Amortization of debt discount and deferred financing costs	3,178	2,384
Loss on extinguishment of long-term debt	—	11,419
Gain on fair value of 11.00% Senior Notes due 2023	—	(16,589)
Loss on derivatives, net	89,121	162,113
Cash paid for derivative settlements, net	(156,506)	(73,301)
Deferred income taxes	1,512	(5,098)
Other non-cash items	34	(2,015)
Changes in operating assets and liabilities:
Accounts receivable	(9,611)	5,449
Income tax	(9,432)	18,746
Prepaid expenses and other current assets	(1,211)	4,260
Other well equipment inventory	(3,308)	63
Accounts payable	5,636	(30,688)
Revenue and royalties payable	6,047	1,515
Accrued liabilities	6,062	33,914
Settlement of asset retirement obligations	(21,576)	(10,022)
Other liabilities	4,116	(383)

Net cash provided by operating activities	$244,751	$150,573

Cash flows from investing activities:
Purchases of property, equipment, and other capital expenditures	$(92,518)	$(61,598)
Net cash received for the acquisition of proved oil and natural gas properties	464	8,169
Acquisitions of unevaluated oil and natural gas properties	(658)	(6,546)

Net cash used in investing activities	$(92,712)	$(59,975)

Cash flows from financing activities:
Payment of Series A preferred stock dividends	$(20,181)	$(15,372)
Payment for the repurchase of Class A common stock	(2,347)	(1,950)
Tax payments related to stock-based compensation	(7,139)	(1,213)
Payment for the settlement of the tax receivable agreement	—	(7,000)
Payments on notes payable	(4,413)	(6,351)
Repayment of long-term debt	(15,000)	(276,816)
Premium paid for the early termination of long-term debt	—	(11,419)
Proceeds from the issuance of long-term debt	—	295,700
Payment of debt issue and deferred financing costs	—	(10,251)

	Nine Months Ended September 30,
	2022	2021
Net cash used in financing activities	$(49,080)	$(34,672)

Net increase in cash, cash equivalents, and restricted cash	$102,959	$55,926
Cash, cash equivalents, and restricted cash - beginning of period	$189,625	$145,488

Cash, cash equivalents, and restricted cash - end of period	$292,584	$201,414

The accompanying notes are an integral part of these condensed consolidated financial statements.

Refer to Note 13 - Supplemental Cash Flow Information for supplemental cash flow disclosures.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1—Organization and Basis of Presentation

EnVen Energy Corporation (individually or together with its subsidiaries, the “Company”) is an independent oil and natural gas company engaged in the development, exploitation, exploration, and acquisition of primarily crude oil properties in the deepwater region of the United States (“U.S.”) Gulf of Mexico. The Company focuses on developing operated, deepwater assets that it believes have untapped, lower-risk drill bit opportunities and will provide strong cash flow and significant production potential. This strategy allows the Company to benefit from the favorable geologic and economic characteristics of the deepwater U.S. Gulf of Mexico fields.

Organization

On October 30, 2015, Energy Ventures GoM Holdings, LLC entered into an agreement to sell 13,732,925 units in a private offering, at a price of $10.00 per unit, to selected institutional investors (the “2015 Equity Offering”). Prior to the closing of the 2015 Equity Offering, the then existing members of Energy Ventures GoM Holdings, LLC contributed 100% of their limited liability company units (the “limited liability interest”) in Energy Ventures GoM LLC (“EnVen GoM”) to a newly formed limited liability company, EnVen Equity Holdings, LLC (“EnVen Equity Holdings”). Therefore, the members of EnVen Equity Holdings indirectly owned 100% of the limited liability interest of EnVen GoM. Following this transaction and also prior to the closing of the 2015 Equity Offering, Energy Ventures GoM Holdings, LLC was converted from a limited liability company to a Delaware corporation and renamed EnVen Energy Corporation. Further, at the time of the 2015 Equity Offering, the Company also entered into a Tax Receivable Agreement (“TRA”) with EnVen Equity Holdings.

As specified in the EnVen GoM Second Amended and Restated Limited Liability Company Agreement (the “EnVen GoM LLC Agreement”), the members of EnVen Equity Holdings could have, at any time, required EnVen GoM to repurchase all or any number of its limited liability interest of EnVen GoM for consideration equal to one share of the Company’s Class A common stock $0.001, par value per share (“Class A Common Stock”) per unit of the limited liability interest of EnVen GoM. However, with approval from the Company’s board of directors (the “Board”), the Company could satisfy the obligation by exercising an option to purchase the limited liability interest of EnVen GoM for a cash price equal to the fair value of one share of its Class A Common Stock or by issuing newly issued shares of its Class A Common Stock (collectively, the “Redemption Rights”). Refer to “Notes to Audited Consolidated Financial Statements—Note 10—Related Party Transactions” for a full discussion of the TRA and the Redemption Rights.

In April 2021, EnVen Equity Holdings exercised its Redemption Rights with respect to all of its limited liability interests of EnVen GoM. Pursuant to the terms of the EnVen GoM LLC Agreement, the Company then elected to settle the Redemption Rights through a direct exchange of such common units for 3,333,333 newly issued shares of its Class A Common Stock and cancelled the associated 3,333,333 shares of its $0.001 par value Class B common stock (“Class B Common Stock”) (collectively, the “Class B Common Stock Conversion”). Concurrent with the Class B Common Stock Conversion, the Company and EnVen Equity Holdings agreed to terminate the TRA for a $7.0 million cash payment to EnVen Equity Holdings. As a result of these transactions, EnVen Equity Holdings no longer holds any limited liability interests of EnVen GoM and no longer holds any shares of Company’s Class B Common Stock. The Company accounted for these transactions as an adjustment to its Stockholders’ equity during the second quarter of 2021. Refer to “Notes to Audited Consolidated Financial Statements—Note 9—Stockholders’ Equity” for a further discussion of these transactions.

Talos Merger Agreement

On September 21, 2022, the Company and Talos Energy Inc. (“Talos”) announced that they entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Talos will acquire the Company in a stock and cash transaction. Under the terms of the Merger Agreement, the Company’s shareholders will receive 43,800,000 shares of Talos common stock and approximately $212.5 million in cash (subject to certain adjustments) (the “Talos Merger”). The transaction is expected to close in late 2022 or early 2023, subject to the satisfaction of customary closing conditions, including obtaining the requisite shareholder and regulatory approvals. The transaction has been unanimously approved by both companies’ Boards of Directors.

Pursuant to the Merger Agreement, immediately prior to the closing of the merger, all outstanding shares of the Company’s Series A convertible perpetual preferred stock (“Series A Preferred Stock”) will be automatically converted into shares of the Company’s Class A Common Stock, per the Series A Preferred Stock certificate of designation, as amended in connection with the Merger Agreement on September 21, 2022. Additionally, immediately prior to the closing of the merger, all of the time-based and performance-based Restricted Stock shares issued and outstanding will vest into shares of the Company’s Class A Common Stock. The Merger Agreement also addresses the treatment of the Company’s stock options. Refer to “Notes to Audited Consolidated Financial Statements—Note 9—Stockholders’ Equity” for a further discussion of the Company’s Series A Preferred Stock and to Note 8—Stock-based Compensation below for a further discussion of the Company’s time-based and performance-based Restricted Stock and stock options.

The Merger Agreement includes certain restrictions on the conduct of the business of the Company until the closing of the merger, such as a requirement to operate in the ordinary course of business and limitations on, among other things, entering into acquisition or divestiture agreements, issuing dividends, and conducting stock or debt repurchases. The Merger Agreement also contains certain termination rights for both the Company and Talos, including, among others, if the merger is not completed by June 21, 2023. If the Merger Agreement is terminated under certain circumstances, Talos may be required to pay the Company a termination fee of $42.5 million (or $12.0 million under certain circumstances), or the Company may be required to pay Talos a termination fee of $28.0 million.

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements as of September 30, 2022 and for the three and nine months ended September 30, 2022 and 2021 are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and include the accounts for the Company and entities in which it has control. All significant intercompany balances and transactions have been eliminated. Prior to the Class B Common Stock Conversion in April 2021, discussed above, the Company owned the majority interest of and controlled its subsidiary, EnVen GoM; therefore, the majority interest in EnVen GoM was reflected as a condensed consolidated subsidiary in the accompanying condensed consolidated financial statements. The remaining ownership interest not held by the Company was included in the accompanying condensed consolidated financial statements as Non-controlling interest. Following the consummation of the Class B Common Stock Conversion in April 2021, the Company owns and controls 100% of its subsidiary EnVen GoM and no longer reports a Non-controlling interest on its condensed consolidated balance sheet.

The condensed consolidated financial statements as of September 30, 2022 and for the three and nine months ended September 30, 2022 and 2021 are unaudited and were derived from the audited consolidated financial statements included in this proxy statement/consent solicitation statement/prospectus. In preparing the accompanying condensed consolidated financial statements, the Company has evaluated events or transactions through the date that these condensed consolidated financial statements are available to be issued. In management’s opinion, all normal recurring adjustments necessary for the fair presentation of the Company’s interim and prior period results have been made.

Certain disclosures have been condensed or omitted from these condensed consolidated financial statements; however, management believes the disclosures are adequate to make the information not misleading. The accompanying unaudited condensed consolidated financial statements and related note disclosures should be read in conjunction with the audited consolidated financial statements and related notes thereto included in this proxy statement/consent solicitation statement/prospectus.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the reported amounts of proved oil and natural gas reserves. Management believes its estimates and assumptions to be reasonable under the circumstances. Certain estimates and assumptions are inherently unpredictable and actual results could differ from those estimates.

Significant Accounting Policies

The Company has provided a discussion of its significant accounting policies, estimates, and judgments in “Notes to Audited Consolidated Financial Statements—Note 2—Summary of Significant Accounting Policies”. The Company has not changed any of its other significant accounting policies during the nine months ended September 30, 2022.

Note 2—Acquisitions of Oil and Natural Gas Properties

On May 20, 2021, the Company completed the acquisition of an incremental 35% working interest in the U.S. Gulf of Mexico Atwater Valley 574, 575, and 618 (“Neptune”) field from BHP Billiton Petroleum (Deepwater) Inc. and BHP Billiton Petroleum (GOM) Inc. (collectively, “BHP”) with an effective date of July 1, 2020 (collectively, the “Neptune Acquisition”). The Neptune Acquisition was consummated pursuant to a Purchase and Sale Agreement executed on April 6, 2021 and accounted for as an asset acquisition in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Prior to the acquisition, the Company held a 30% working interest in the Neptune field and following the close of the acquisition, it holds a 65% working interest in the Neptune field. Additionally, the Company became the operator of the Neptune field on August 1, 2021. Per the agreement, the Company did not provide any cash consideration for the Neptune Acquisition, but assumed BHP’s portion of the future P&A obligations associated with the Neptune field. Upon final settlement of the acquisition, BHP agreed to pay the Company $8.6 million for the Neptune Acquisition, inclusive of customary closing adjustments and net of transaction related costs. Due to the timing of the final settlement, the Company received $8.2 million of the total consideration in cash during the nine months ended September 30, 2021 and the remaining amount was received in January 2022. The net cash received for the Neptune Acquisition is reflected in the Net cash used in investing activities section on the condensed consolidated statements of cash flows for the nine months ended September 30, 2022 and 2021.

The following table presents the allocation of the total consideration to the assets acquired and liabilities assumed, based on their relative fair values, on May 20, 2021:

(In thousands)
Proved oil and natural gas properties	$5,831
Asset retirement obligations	(14,464)

Allocated total consideration	$(8,633)

Refer to Note 4—Fair Value Measurements for a further discussion of the fair value measurements of the assets acquired and liabilities assumed in the Neptune Acquisition.

Note 3—Derivative Instruments

The Company utilizes commodity derivative instruments to reduce its exposure to crude oil and natural gas price volatility for a portion of its estimated production from its proved, developed, producing oil and natural gas properties. The Company has various crude oil and natural gas derivative contracts with multiple major financial institutions consisting of various instruments based on its hedging strategy, including financially settled crude oil and natural gas call options, put options, and swaps, or combinations of these arrangements, which are described below.

•

Swaps: The Company receives a fixed price and pays a variable market price to the counterparty for contracted commodity volumes over specified time periods. From time to time, the Company may enter into basis swaps or WTI NYMEX roll swaps to provide additional protection against the variability of other pricing components.

•

Call Options: A sold call option gives the counterparty the right, but not the obligation, to purchase the underlying commodity volumes from the Company at a specified price (“strike/ceiling price”) over a specified time period. At settlement, if the market price is above the fixed ceiling price of the sold call option, the Company pays the counterparty the difference. In a purchased call option, if the market price settles above the fixed ceiling price of the purchased call option, the Company will receive the difference from the counterparty. If the market price settles below the fixed ceiling price of the sold or purchased call option, no payment is due from either party.

•

Purchased Put Options: A purchased put option gives the Company the right, but not the obligation, to sell the underlying commodity volumes to the counterparty at a specified price (“strike/floor price”) over a specified time period. At settlement, if the market price is below the fixed floor price of the purchased put option, the counterparty pays the Company the difference. If the market price settles above the fixed floor price of the purchased put option, no payment is due from either party.

•

Put Spreads: A put spread is a combination of a sold put option and a purchased put option. At settlement, if the market price is below the sold put option strike price, the Company receives the difference between the two strike prices from the counterparty. If the market price settles below the purchased put option strike price but above the sold put option strike price, the Company receives the difference between the purchased put option strike price and the market price from the counterparty. If the market price settles above the purchased put option strike price, no payment is due from either party.

•

Collars: A collar contains a purchased put option (“fixed floor price”) and a sold call option (“fixed ceiling price”). At settlement, if the market price is below the fixed floor price, the Company receives the difference between the fixed floor price and the market price from the counterparty. If the market price settles above the fixed ceiling price, the Company pays the counterparty the difference between the market price and the fixed ceiling price. If the market price settles between the fixed floor price and fixed ceiling price, no payments are due from either party.

•

Three-way Collars: A three-way collar combines a sold call option (“fixed ceiling price”), a purchased put option (“fixed floor price”), and a sold put option (“fixed subfloor price”). At settlement, if the market price settles above the fixed subfloor price but below the fixed floor price, the Company receives the difference between the fixed floor price and the market price from the counterparty. If the market price settles below the fixed subfloor price, the Company receives the market price plus the difference between the fixed subfloor price and the fixed floor price from the counterparty. If the market price settles above the fixed ceiling price, the Company pays the counterparty the difference between the fixed ceiling price and the market price. If the market price settles between the fixed floor price and fixed ceiling price, no payments are due from either party.

Additionally, the Company may purchase volumetrically offsetting derivative instruments in order to mitigate its exposure against additional commodity price volatility before the settlement date of certain outstanding derivative contracts.

As of September 30, 2022, the Company had the following outstanding crude oil and natural gas derivative contracts in place, which settle monthly and are indexed to NYMEX WTI and NYMEX HH, respectively:

	Settling During the Year Ended December 31, 2022	Settling During the Year Ended December 31, 2023	Settling During the Year Ended December 31, 2024
Crude Oil Swaps:
Notional volume (Bbls)	92,000	90,000	—
Weighted average price ($/Bbl)	$62.00	$62.00	—
Crude Oil Purchased Puts:
Notional volume (Bbls)	414,000	—	—
Weighted average price ($/Bbl)	$57.27	$—	—
Crude Oil Collars:
Notional volume (Bbls)	634,800	772,500	—
Weighted average floor price ($/Bbl)	$50.72	$59.17	—
Weighted average ceiling price ($/Bbl)	$74.89	$85.08	—
Crude Oil Three-way Collars:
Notional volume (Bbls)	18,400	3,079,000	291,200
Weighted average sub-floor price ($/Bbl)	$40.00	$50.22	$57.27
Weighted average floor price ($/Bbl)	$50.00	$63.44	$70.00
Weighted average ceiling price ($/Bbl)	$81.48	$106.34	$98.01
Natural Gas Three-way Collars:
Notional volume (MMBtus)	610,000	900,000	—
Weighted average sub-floor price ($/MMBtu)	$2.50	$2.50	—
Weighted average floor price ($/MMBtu)	$3.00	$3.00	—
Weighted average ceiling price ($/MMBtu)	$5.00	$5.00	—

Additionally, the Company enters into diesel swap derivative contracts to hedge against variability in cash flows associated with the purchase of diesel fuel used in its production and drilling activities. Under these diesel derivative swap contracts, the Company pays a fixed price to the counterparty for contracted commodity volumes over specified time periods.

As of September 30, 2022, the Company had the following outstanding diesel swap derivative contracts in place, which settle monthly and are indexed to the Platts U.S.:

Settling During the Year Ended December 31, 2022
Diesel Swaps:
Notional volume (Gals)	600,000
Weighted average price ($/Gal)	$2.92

The Company recognizes all of its derivative instruments at fair value as assets or liabilities on the accompanying condensed consolidated balance sheets. The Company has not designated any of its derivative instruments as hedges for accounting purposes; therefore, the aggregate net gains and losses resulting from changes in the fair values of its outstanding derivatives, the settlement of derivative instruments, and any net proceeds or payments related to the early termination of derivative contracts during the period are recognized as part of Gain (loss) on derivatives, net on the accompanying condensed consolidated statements of operations.

The Company typically has numerous hedge positions that span several time periods and often result in both fair value derivative asset and liability positions held with that counterparty. The Company has elected to net its derivative instrument fair values executed with the same counterparty, pursuant to the International Swaps and Derivatives Association, Inc. (“ISDA”) master agreements, which provide for the net settlement over the term of the contract and in the event of the default or termination of the contract.

In some cases, the Company might agree to pay a premium on certain of its option derivative contracts. The Company could agree to pay the premium upfront, in which case the premium payment is recorded as a derivative asset. The value of the premium is considered in the underlying derivative fair value and is adjusted in subsequent periods through Gain (loss) on derivatives, net on the accompanying condensed consolidated statements of operations. Alternatively, the Company could defer the payment of the premium until the month the applicable derivative contract settles, in which case it recognizes the deferred premium obligation net against the derivative instruments fair value asset or liability, pursuant to the ISDA master netting agreements described above. In the period the derivative contract settles, the Company recognizes the deferred premium obligation in Gain (loss) on derivatives, net on the accompanying condensed consolidated statements of operations.

The following tables present the gross and net fair values of the Company’s derivative instruments, net of any applicable deferred premium obligations recorded on the accompanying condensed consolidated balance sheets:

	September 30, 2022
	Gross Amounts Recognized	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amounts Presented on the Consolidated Balance Sheet
	(In thousands)
Current assets	$19,663	$(19,663)	$—
Long-term assets	14,549	(12,883)	1,666
Current liabilities	(33,886)	19,663	(14,223)
Long-term liabilities	$(12,883)	$12,883	$—

	December 31, 2021
	Gross Amounts Recognized	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amounts Presented on the Consolidated Balance Sheet
	(In thousands)
Current assets	$5,205	$(5,205)	$—
Long-term assets	2,206	(2,206)	—
Current liabilities	(82,756)	5,205	(77,551)
Long-term liabilities	$(4,597)	$2,206	$(2,391)

As of September 30, 2022 and December 31, 2021, the fair values of the Company’s derivatives are presented net of deferred premium obligations of $2.4 million and $7.5 million, respectively.

The following table presents the components of Gain (loss) on derivatives, net reflected on the accompanying condensed consolidated statements of operations and cash flows for the periods indicated. Total cash paid for derivative settlements, net reflects the net losses or gains on derivative contracts which matured during the period, calculated as the difference between the contract price and the market settlement price for those contracts. Any proceeds or payments related to the early termination of derivative contracts, any upfront premiums paid for new derivative contracts during the period, and any cash premium payments associated with derivative contracts settled during the period are included in the total cash paid for derivative settlements, net. Total non-cash gain

(loss) on derivatives, net represents the changes in the fair values of derivative instruments outstanding at the end of the period and the reversal of previously recognized non-cash losses or gains on derivative contracts that matured during the period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Cash (paid) received for derivative settlements, net:
Crude oil	$(42,783)	$(30,822)	$(155,180)	$(70,584)
Natural gas	(604)	(1,616)	(1,670)	(2,717)
Diesel	344	—	344	—

Total cash paid for derivative settlements, net	(43,043)	(32,438)	(156,506)	(73,301)
Non-cash gain (loss) on derivatives:
Crude oil	88,028	11,521	69,120	(84,886)
Natural gas	(1,367)	(2,731)	(1,822)	(3,926)
Diesel	(767)	—	87	—

Total non-cash gain (loss) on derivatives, net	85,894	8,790	67,385	(88,812)

Gain (loss) on derivatives, net	42,851	(23,648)	(89,121)	(162,113)

For the three months ended September 30, 2022 and 2021, total cash paid for derivative settlements, net includes deferred premium obligations paid for crude oil derivative contracts of $1.1 million and $2.3 million, respectively. Additionally, total cash paid for derivative settlements, net for the three months ended September 30, 2021 includes deferred premium obligations paid for natural gas derivative contracts of $0.6 million. For the nine months ended September 30, 2022 and 2021, total cash paid for derivative settlements, net includes deferred premium obligations paid for crude oil derivative contracts of $5.3 million and $5.7 million, respectively, and deferred premium obligations paid for natural gas derivative contracts of $1.2 million and $0.6 million, respectively. Additionally, for the three and nine months ended September 30, 2022, the total cash paid for natural gas derivative settlements, net includes a $0.6 million payment to unwind certain natural gas derivative contracts before their settlement date.

Note 4—Fair Value Measurements

Certain of the Company’s assets and liabilities are carried at fair value and measured either on a recurring or non-recurring basis. The Company’s fair value measurements are based either on actual market data or assumptions that other market participants would use in pricing an asset or liability in an orderly transaction, using the valuation hierarchy prescribed by GAAP.

The GAAP valuation hierarchy categorizes assets and liabilities measured at fair value into one of three levels depending on the observability of inputs used to determine fair value. The three levels of the fair value hierarchy are as follows:

•	Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets.

•

Level 2: Observable inputs other than Level 1 inputs. These include: quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets which are not active, or inputs that are corroborated by observable active market data.

•	Level 3: Unobservable inputs for which little or no market data exists.

The classification of an asset or liability within the fair value hierarchy is based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement of an asset or liability requires judgment and may affect the valuation of the fair value asset or liability and its placement within the fair value hierarchy. There have been no transfers between fair value hierarchy levels.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Commodity derivative contracts. The fair values of the Company’s derivative instruments are measured on a recurring basis using a third-party industry-standard pricing model that considers various inputs such as quoted forward commodity prices, discount rates, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant data. These significant inputs are observable in the current market or can be corroborated by observable active market data and are therefore considered Level 2 inputs within the fair value hierarchy.

The following tables present the Company’s commodity derivative contract assets and liabilities, which are measured at fair value on a recurring basis, as of September 30, 2022 and December 31, 2021, using the fair value hierarchy:

	Fair Value Measurement as of September 30, 2022
	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Commodity derivative contracts	$34,212	$—	$17,020	$—
Liabilities:
Commodity derivative contracts	$(46,769)	$—	$(46,769)	$—

	Fair Value Measurement as of December 31, 2021
	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Commodity derivative contracts	$7,411	$—	$7,411	$—
Liabilities:
Commodity derivative contracts	$(87,353)	$—	$(87,353)	$—

Fair Value of Other Financial Instruments

Cash and cash equivalents, restricted cash, accounts receivable, and accounts payable. The carrying amounts of the Company’s cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value due to the highly liquid or short-term nature of these instruments.

11.75% Senior Notes due 2026. The Company’s 11.75% senior secured second lien notes due 2026 (the “2026 Notes”) are presented on the condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021 at their carrying values of $262.7 million and $275.5 million, respectively, which is net of the unamortized discount and deferred financing costs. Refer to Note 6—Long-term Debt for a discussion of the Company’s 2026 Notes. As of September 30, 2022 and December 31, 2021, the fair value of the aggregate principal amount outstanding of the 2026 Notes was $279.5 million and $296.2 million, respectively. The fair value of the 2026 Notes is estimated based on the unadjusted quoted prices for the liability in an active market, which is considered a Level 1 input.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Acquisition-related assets and liabilities. The fair values of assets acquired and liabilities assumed in an acquisition are measured on a non-recurring basis on the acquisition date using a discounted cash flow model.

The significant inputs used in the discounted cash flow model include estimates relating to oil and natural gas reserves, future commodity prices, the timing of developing the assets, future operating costs, a credit-risk adjusted discount rate, and other relevant data. These significant inputs are based on unobservable market data and are therefore considered Level 3 inputs within the fair value hierarchy. Refer to Note 2—Acquisitions of Oil and Natural Gas Properties for a further discussion of the Company’s acquisitions.

Asset retirement obligations. The fair values of any additions to the Company’s asset retirement obligations are measured on a non-recurring basis at the time those obligations are incurred or assumed using a discounted cash flow model. The significant inputs used in the discounted cash flow model include estimates relating to the future P&A settlement timing and costs, a credit-risk adjusted discount rate, and inflation rates. These significant inputs are based on unobservable market data and are therefore considered Level 3 inputs within the fair value hierarchy. Refer to Note 5—Asset Retirement Obligations for a further discussion of the Company’s asset retirement obligations.

Class A Common Stock. The per share fair value of the Company’s Class A Common Stock is estimated on a non-recurring basis using a Monte Carlo simulation model, which uses assumptions regarding multiple projections of the Company’s share price paths and must be repeated numerous times to achieve a probabilistic assessment. The Monte Carlo model estimates the per share fair value of the Company’s Class A Common Stock on a minority, marketable basis, and applies a discount for lack of marketability to account for the illiquidity of the Company’s Class A Common Stock. The model allocates the Company’s total equity value to the various classes of equity in its capital structure, treating all outstanding shares of the Class A Common Stock and Series A Preferred Stock as options on the entity’s enterprise value and capturing the option-like characteristics of common stock for entities whose common stock is a small portion of the total capital structure.

The significant inputs used in the Monte Carlo model include the timing and probabilities of potential liquidity event dates, equity volatilities, risk-free rates, and an estimate of the Company’s total equity value. As of September 30, 2022, the Company’s Monte Carlo valuation model assumed a risk-free interest rate of 1.61% and an expected stock price volatility rate of 65.0%. These significant inputs are based on sensitive unobservable market data and are therefore considered Level 3 inputs within the fair value hierarchy.

Note 5—Asset Retirement Obligations

The Company’s oil and natural gas properties include estimates of future expenditures to P&A wells, pipelines, platforms, and other related facilities after the reserves have been depleted. The Company recognizes the present value of the asset retirement obligation costs as a liability when it is incurred or assumed and an increase to its capitalized oil and natural gas properties. The capitalized asset retirement obligation costs are depleted over the productive lives of the oil and natural gas properties while the asset retirement obligation liability is accreted to the expected settlement value over the productive lives of the oil and natural gas properties. Upon settlement, the difference between the recorded liability amount and the amount of costs incurred is recognized as an adjustment to the capitalized cost of oil and natural gas properties.

The following table presents the change in the Company’s asset retirement obligations during the nine months ended September 30, 2022:

(In thousands)
Asset retirement obligations as of January 1, 2022	$348,286
Liabilities settled	(18,790)
Liabilities incurred	370
Accretion expense	21,092

Asset retirement obligations as of September 30, 2022	350,958
Less: current portion of asset retirement obligations	(16,590)

Asset retirement obligations, less current portion as of September 30, 2022	$334,368

Note 6—Long-term Debt

The Company’s outstanding long-term debt balances consist of the following for the periods indicated:

	September 30, 2022	December 31, 2021
	(In thousands)
11.75% Senior Notes due 2026 (1)	$272,500	$287,500
Less: unamortized discount and deferred financing costs	(9,752)	(11,986)

11.75% Senior Notes due 2026, net	262,748	275,514
Less: current portion of 11.75% Senior Notes due 2026, net (2)	(27,112)	(27,045)

Long-term portion of 11.75% Senior Notes due 2026, net	$235,636	$248,469

(1)	The Company redeemed $15.0 million of its 2026 Notes outstanding principal amount at par value on April 15, 2022 as required per the 2026 Notes indenture.
(2)

As of September 30, 2022 and December 31, 2021, the current portion of the 11.75% Senior Notes due 2026 is presented net of the next twelve months of the unamortized discount and deferred financing costs.

The following table presents the components of Interest expense reflected on the accompanying condensed consolidated statements of operations for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Interest expense on 11.75% Senior Notes due 2026	$8,005	$8,886	$24,528	$16,291
Amortization of discount and deferred financing costs related to 11.75% Senior Notes due 2026	747	766	2,234	1,385
Interest expense on 11.00% Senior Notes due 2023	—	—	—	8,980
Amortization of deferred financing costs related to the Revolving Credit Facility	342	298	944	999
Fees associated with the Revolving Credit Facility	282	296	708	833
Amortization of surety bond premiums	2,625	2,857	8,074	8,066
Other interest expense	156	87	510	334
Less: capitalized interest	(592)	(611)	(1,807)	(1,724)

Total interest expense	$11,565	$12,579	$35,191	$35,164

Revolving Credit Facility

In 2014, the Company entered into an agreement with a syndicate of banks and established the first lien senior secured revolving credit facility (the “Revolving Credit Facility”), which is secured by substantially all of the Company’s assets on a first lien basis. The Revolving Credit Facility has a maximum line of credit of $500.0 million and the borrowing base is subject to a semi-annual redetermination, based on an assessment of the value of the Company’s proved reserves as determined by a reserve report. In April 2021, the Company amended certain terms of the Revolving Credit Facility agreement and extended the maturity date to January 26, 2024, established a revised borrowing base of $165.0 million, reduced the aggregate committed amounts thereunder to $165.0 million, and modified applicable interest rates. As part of the semi-annual redeterminations, in November 2021, the Revolving Credit Facility borrowing base was increased to $200.0 million and in June 2022, the Revolving Credit Facility borrowing base and aggregated committed amounts were increased to $250.0 million and $200.0 million, respectively.

As of September 30, 2022 and December 31, 2021, the Revolving Credit Facility remained undrawn and the Company had $3.6 million in outstanding letters of credit to collateralize its oil and natural gas transportation agreements and P&A obligations, resulting in $196.4 million and $161.4 million, respectively, of availability under its Revolving Credit Facility, including its outstanding letters of credit.

Borrowings under the Revolving Credit Facility, as amended, bear interest at one of the following rates, as selected by the Company: (i) the bank’s prime rate in effect, adjusted by an applicable margin of 2.0%–4.5%; or (ii) the London Interbank Offered Rate, adjusted by an applicable margin of 3.0%–5.5%. Per the agreement, the Company may elect to convert its outstanding borrowings to a different type and interest rate.

The agreement governing the Revolving Credit Facility contains certain covenants, including maximum ratios of total funded and secured debt to EBITDAX, and a minimum ratio of current assets to current liabilities. The Company’s ability to declare and pay dividends and other restricted payments under its amended Revolving Credit Facility agreement is subject to its compliance with additional incurrence covenants, the Company maintaining a required amount of availability under its Revolving Credit Facility, as well as the absence of any defaults by the Company under its Revolving Credit Facility. Other restrictive covenants include, but are not limited to, limitations on the Company’s ability to incur indebtedness, make loans or investments, enter into certain hedging agreements, materially change its business, or undergo a change of control.

On October 13, 2022, the Company and a majority of the lenders under its Revolving Credit Facility entered into a consent and waiver agreement (the “Consent and Waiver Agreement”), pursuant to which the consenting lenders (i) consented to the change-of-control transaction that would result from the pending merger with Talos under the terms of the Revolving Credit Facility, and (ii) agreed to waive any default or event of default under the Revolving Credit Facility resulting from such change-of-control transaction. The provisions of the Revolving Credit Facility, except as provided in the Consent and Waiver Agreement, otherwise remain in full force and effect.

Additionally, the Revolving Credit Facility agreement contains certain requirements relating to the Company’s hedging of its proved, developed, and producing reserves, which are defined in the agreement as the proved, developed, and producing reserves based on the year end or mid-year reserve reports prepared by independent third-party reserve engineers, Netherland, Sewell & Associates, Inc. The Revolving Credit Facility agreement limits the Company’s derivative contracts with delivery risk to 85% of the reasonably projected production from its proved, developed, producing reserves in December through July (“non-wind months”) and 70% of the reasonably projected production from its proved, developed, producing reserves in August through November (“wind months”).

The Revolving Credit Facility agreement also contains a minimum hedging requirement, which was amended as part of the semi-annual redetermination in November 2021. Per the agreement, as amended, if the Company’s leverage ratio is below a defined threshold on the minimum hedging test dates of March 15th and September 15th of each year (the “Minimum Hedging Test Date”), it is required to hedge a minimum of 50% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for the first twelve months following the Minimum Hedging Test Date. If the Company’s leverage ratio is above the defined threshold on the Minimum Hedging Test Date, then the minimum hedging requirements change to 70% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for the first twelve months and 50% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for months 13 through 18 following the Minimum Hedging Test Date.

As of September 30, 2022, the Company is in compliance with all of the covenants and hedging requirements contained in its Revolving Credit Facility agreement.

11.75% Senior Notes due 2026

On April 15, 2021, the Company completed the private offering of its $302.5 million aggregate principal amount 2026 Notes, which resulted in net proceeds of $288.4 million, net of the original issuance discount of $6.8 million and underwriter and other third-party offering costs of $7.3 million. The 2026 Notes were issued by EnVen GoM and co-issued by EnVen GoM’s wholly-owned subsidiary, EnVen Finance Corporation, and are initially guaranteed by the Company and its domestic subsidiaries which guarantee the Revolving Credit Facility. The 2026 Notes and the related guarantees are secured by second-priority liens on the Company’s and the guarantors’ assets that secure all of the indebtedness under the Revolving Credit Facility, subject to certain exceptions. The 2026 Notes will mature on April 15, 2026 and interest accrues from April 15, 2021, the date of issuance, and is to be paid semi-annually in cash in arrears on April 15th and October 15th of each year, beginning October 15, 2021. The Company amortizes the 2026 Notes discount and deferred financing costs into Interest expense on the accompanying condensed consolidated statements of operations over the term of the 2026 Notes using the interest method with an effective interest rate of 13.3%. Additionally, per the 2026 Notes indenture, the Company is required to redeem $15.0 million of the principal amount outstanding at par value on the April 15th and October 15th of each year, beginning October 15, 2021. In accordance with ASC Topic 210,

Balance Sheet, the Company classifies the portion of the 2026 Notes, net of the unamortized discount and deferred financing costs, which will be paid within the next twelve months as a current liability on its condensed consolidated balance sheets.

The indenture governing the 2026 Notes also contains certain covenants, which are customary with respect to non-investment grade debt securities, including limitations on the Company’s ability to incur and guarantee additional indebtedness, repay, redeem, or repurchase certain debt and capital stock, issue certain preferred stock or similar equity securities, pay dividends or make other distributions on capital stock, enter into certain types of transactions with affiliates, make loans or investments, and make other restricted payments. Additionally, certain covenants restrict the Company’s subsidiaries’ ability to pay dividends, create liens, and sell certain assets. As of September 30, 2022, the Company is in compliance with all of the debt covenants contained in the indenture governing the 2026 Notes.

11.00% Senior Notes due 2023

On February 15, 2018, the Company completed the private offering of its $325.0 million aggregate principal amount 11.00% senior secured second lien notes due 2023 (the “2023 Notes”), resulting in net proceeds of $317.0 million, after deducting initial purchaser fees and offering expenses of $8.0 million. The 2023 Notes were issued by EnVen GoM and co-issued by EnVen GoM’s wholly-owned subsidiary, EnVen Finance Corporation and were initially guaranteed by the Company and its domestic subsidiaries which guaranteed the Revolving Credit Facility. The 2023 Notes and the related guarantees were secured by second-priority liens on the Company’s and the guarantors’ assets that secured all of the indebtedness under the Revolving Credit Facility, subject to certain exceptions. The 2023 Notes were set to mature on February 15, 2023 and interest accrued from February 15, 2018, the date of issuance, and was paid semi-annually in cash in arrears on February 15th and August 15th of each year, beginning August 15, 2018. As of the date of issuance and until the 2023 Notes were redeemed, the Company was in compliance with all of the debt covenants contained in the indenture governing the 2023 Notes.

Throughout the fourth quarter of 2020, the Company paid $41.3 million to repurchase $48.2 million principal amount of its 2023 Notes, including $1.3 million in accrued interest. In April 2021, the Company redeemed the remaining $276.8 million principal amount of its outstanding 2023 Notes, which included paying $5.2 million of accrued interest. Additionally, upon redemption, the Company paid a call premium of $11.4 million, which is recognized as Loss on extinguishment of long-term debt on the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2021 and reflects the difference between the par value and the redemption price of the 2023 Notes.

At the time of the 2023 Notes issuance, the Company analyzed the put and call features contained in the 2023 Notes indenture in accordance with ASC Topic 815, Derivatives and Hedging and determined that one of these features was an embedded derivative. The Company then elected to account for the 2023 Notes and all of its features using the fair value option instead of bifurcating the derivative; therefore, it recorded the 2023 Notes at fair value on its balance sheet and all subsequent changes in the fair value were recorded in accordance with Accounting Standards Update (“ASU”) No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Therefore, the change in the fair value of the 2023 Notes attributable to the change in the base market rate was recorded as a component of Gain on fair value of 11.00% Senior Notes due 2023 on the Company’s condensed consolidated statements of operations and the remainder of the change was attributable to instrument-specific credit risk and was recognized separately as Other comprehensive income (loss), net on the condensed consolidated statements of comprehensive income (loss). The Company had elected to use the U.S. Treasury bond rate as its benchmark interest rate to determine the change in the fair value attributable to instrument-specific credit risk, therefore, it compared the change in the fair value of the 2023 Notes to the change in the fair value of the U.S. Treasury bonds based on the interpolated yields of the U.S. Treasury bonds with maturities which coincided with the maturity date of the 2023 Notes. The change in the U.S. Treasury bond rate was attributable as the base market rate change and the remainder of the change was attributable to instrument-specific credit risk, which was separately recognized as Other comprehensive income (loss), net. Additionally, ASC Topic 470-50, Modifications and Extinguishment of Debt specifies that if the Company extinguishes debt that is recorded using the fair value option then the net carrying amount of the extinguished debt should equal its fair value at the date of the redemption and any related gains or losses that have been recognized separately in Other comprehensive income (loss) should be reclassified to Net income (loss) upon extinguishment.

Therefore, at the time of the redemption, the Company recorded the outstanding amount of the 2023 Notes at their fair value and allocated the change in fair value between the change in the base market rate and the change attributable to instrument-specific credit risk. The Company then reclassified the Accumulated other comprehensive income associated with the 2023 Notes of $5.0 million to its condensed consolidated statement of operations for the nine months ended September 30, 2021 as a component of Gain on fair value of 11.00% Senior Notes due 2023. Additionally, the Gain on fair value of 11.00% Senior Notes due 2023 recognized for the nine months ended September 30, 2021 includes the reversal of $11.4 million of losses previously recognized to account for the changes in the base market rate of the 2023 Notes. Overall, during the nine months ended September 30, 2021, the Company recognized $16.6 million as Gain on fair value of 11.00% Senior Notes due 2023 and $23.0 million as Other comprehensive income (loss), net of $5.6 million attributable to non-controlling interest.

Note 7—Related Party Transactions

As of September 30, 2022, entities affiliated with Bain Capital Credit (“Bain”) held 45.7% of the Company’s Class A Common Stock and Series A Preferred Stock and three members of the Company’s Board are affiliated with Bain. Additionally, as of September 30, 2022, Adage Capital Management, L.P. (“Adage”) held 15.4% of the Company’s Class A Common Stock and Series A Preferred Stock.

In April 2021, the Company issued the 2026 Notes and used the net proceeds to redeem the remaining principal amount of its outstanding 2023 Notes. At the date of issuance, an entity affiliated with Bain purchased 8.3% of the Company’s 2026 Notes and prior to the redemption, an entity affiliated with Bain held 13.3% of the 2023 Notes. Additionally, at the date of issuance, Adage purchased 3.3% of the 2026 Notes and certain members of management purchased less than 1% of the 2026 Notes.

In connection with the Merger Agreement, Bain, Adage, and certain other equity investors holding a majority of the outstanding shares of the Company’s Class A Common Stock (collectively, the “EnVen Supporting Stockholders”) entered into several agreements with the Company and Talos (the “EnVen Support Agreements”). Pursuant to the EnVen Support Agreements, the EnVen Supporting Stockholders have agreed, among other things, to vote all shares of the Company’s Class A Common Stock and Series A Preferred Stock beneficially owned by such equity holders (i) in favor of approving the Merger Agreement, the Merger, and the conversion of the Company’s Series A Preferred Stock (as specified in the Merger Agreement) and (ii) against any Acquisition Proposal (as defined in the Merger Agreement) with respect to the Company and any other action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, postpone, or materially and adversely affect the Talos Merger.

Note 8—Stock-based Compensation

Incentive Award Plan

The Company has established the EnVen Energy Corporation and Energy Ventures GoM LLC 2015 Incentive Award Plan (the “2015 Incentive Plan”) which authorizes the granting of Restricted Stock, stock options, performance bonuses, and other incentive awards to eligible employees, consultants, and members of its Board. Pursuant to the 2015 Incentive Plan, the Company was authorized to award up to 2,583,301 shares of its Class A Common Stock. On December 13, 2018, the Company amended the 2015 Plan (“2015 Incentive Plan Amendment”) and all of the awards granted on or after December 13, 2018 will be granted under the 2015

Incentive Plan Amendment. Pursuant to the 2015 Incentive Plan Amendment, the Company is authorized to award up to 2,720,000 shares of its Class A Common Stock. As of September 30, 2022, the Company had 373,209 shares of its Class A Common Stock available for grant under the 2015 Incentive Plan Amendment and all incentive awards granted to date have been to employees or members of its Board.

Restricted Stock Awards and Units

The Company awards time-based and performance-based non-qualified Restricted Stock subject to the terms, restrictions, and vesting requirements defined in the restricted stock agreements. Additionally, the Company has employment agreements with certain employees with varying terms that provide for, among other things, the accelerated vesting of all non-vested equity awards upon the (i) retirement after the eligible age of 65 or (ii) termination of employment without cause (the “Accelerated Vesting Conditions”).

The Company’s Restricted Stock does not have any post-vesting restrictions, therefore, the fair value of each share of Restricted Stock on the date of the grant is determined based on the per share fair value of its Class A Common Stock on a minority, non-marketable basis. The per share fair value of the Company’s Class A Common Stock is estimated at the grant date of the shares. Refer to Note 4—Fair Value Measurements for a discussion of the fair value of the Company’s Class A Common Stock.

The aggregate fair value of the Restricted Stock vested during the nine months ended September 30, 2022 was $19.5 million and the Company withheld 302,727 shares of the vested Restricted Stock on behalf of the Restricted Stock holders to satisfy the related tax withholding obligations. Any shares withheld in connection with such tax withholdings will be available for new grants. Additionally, during the nine months ended September 30, 2022, the Company repurchased and retired 90,675 shares of vested Restricted Stock from current employees and members of its Board for $2.3 million, the aggregate fair value of the vested Restricted Stock on the date of the repurchase. These repurchased shares are not available for new grants.

Time-based Restricted Stock

The Company awards time-vested non-qualified Restricted Stock subject to the terms, restrictions, and vesting requirements defined in the restricted stock agreements. Time-vested Restricted Stock contains a vesting period subject to the Restricted Stock holder continuing employment or service and generally vests in installments over a period of three years.

The Company recognizes compensation expense related to time-based Restricted Stock on a straight-line basis over the requisite service period based on the fair value of the Restricted Stock on the grant date. In accordance with ASC Topic 718, Compensation—Stock Compensation, for the time-based Restricted Stock subject to Accelerated Vesting Conditions, as discussed above, the Company considers the accelerated vesting when determining the requisite service period over which to recognize the compensation expense and utilizes the lesser of the stated service period or the period in which the Restricted Stock holder is no longer required to continue employment or service. Additionally, the Company has elected to not estimate the forfeiture rate of its time-based Restricted Stock in its initial calculation of compensation expense, but instead adjusts compensation expense for forfeitures as they occur.

The following table presents the Company’s time-based Restricted Stock activity during the nine months ended September 30, 2022:

	Time-based Restricted Stock	Weighted Average Grant Date Fair Value
Non-vested as of January 1, 2022	759,265	$12.82
Granted	295,898	$32.45
Vested	(374,519)	$13.69
Forfeitures	(5,510)	$20.22

Non-vested as of September 30, 2022	675,134	$20.89

The Company recognized compensation expense related to time-based Restricted Stock of $2.2 million and $5.4 million during the three and nine months ended September 30, 2022, respectively, and $1.5 million and $3.0 million during the three and nine months ended September 30, 2021, respectively. As of September 30, 2022, there was $7.7 million of unrecognized compensation expense related to time-based Restricted Stock, which is expected to be recognized over a weighted average period of 1.3 years.

Performance-based Restricted Stock

The Company awards performance-based non-qualified Restricted Stock subject to the terms, restrictions, and vesting requirements defined in the restricted stock agreements. Performance-based Restricted Stock vests only if the Company achieves certain performance goals during a predetermined performance period and depending on the performance metric, the vesting of certain performance-based Restricted Stock is subject to the Restricted Stock holder fulfilling varying employment conditions. On a quarterly basis, the Company assesses the likelihood that the performance conditions associated with its performance-based Restricted Stock will be achieved and the expected level of achievement. When the level of a performance metric is determined, the Company considers any difference between the number of awards associated with the maximum and the actual performance level as canceled. Additionally, the Company considers any unvested performance-based Restricted Stock remaining at the end of any predetermined performance period as canceled.

The Company only begins recognizing compensation expense related to its performance-based Restricted Stock at the time the performance condition is deemed probable of occurring. Once the performance condition is deemed probable of occurring, the Company recognizes the compensation expense related to those performance-based Restricted Stock shares on a straight-line basis over the stated performance period based on the fair value of the Restricted Stock on the grant date. If necessary, the Company may adjust the compensation expense related to performance-based Restricted Stock to reflect material changes in the probability or achievement level of the metric. For the performance-based Restricted Stock subject to Accelerated Vesting Conditions, as noted above, the Company considers the accelerated vesting when determining the requisite service period over which to recognize the compensation expense and utilizes the lesser of the stated performance period or the period in which the Restricted Stock holder is no longer required to continue employment or service. Additionally, the Company has elected to not estimate the forfeiture rate of its performance-based Restricted Stock in its initial calculation of compensation expense, but instead adjusts compensation expense for forfeitures as they occur.

The following table presents the Company’s performance-based Restricted Stock activity during the nine months ended September 30, 2022:

	Performance-based Restricted Stock	Weighted Average Grant Date Fair Value
Non-vested as of January 1, 2022	1,076,406	$13.51
Granted	479,195	$32.45
Vested	(450,388)	$14.56
Canceled	(140,890)	$11.97
Forfeitures	(8,234)	$21.77

Non-vested as of September 30, 2022	956,089	$22.55

A portion of the performance-based Restricted Stock granted will vest based on the achievement of certain performance metrics in future years. As of September 30, 2022, the performance metrics associated with 311,662 shares, net of forfeitures, granted in May 2021 and March 2022 have not been established; therefore, the Company cannot yet determine the grant date or the fair value of these shares and is considering the shares as issued, but not yet granted. During the nine months ended September 30, 2022, the baseline for a performance metric associated with 251,940 shares of performance-based Restricted Stock granted in June 2020 and May 2021 was finalized, as a result, these shares are considered granted, at their maximum performance level, during the nine months ended September 30, 2022 and are presented as such in the table above.

During the nine months ended September 30, 2022, the Company determined that certain performance metrics associated with some of its performance-based Restricted Stock will likely be met. As a result, the Company recognized $6.9 million and $9.1 million in compensation expense during the three and nine months ended September 30, 2022, respectively. During the three and nine months ended September 30, 2021, the Company recognized $1.8 million and $2.6 million, respectively, in compensation expense related to certain performance-based Restricted Stock.

As of September 30, 2022, there is $12.2 million of unrecognized compensation expense related to the Company’s non-vested performance-based Restricted Stock, $3.6 million of which approximates the maximum expense associated with certain shares that have a weighted average stated performance period of 0.3 years. The remaining unrecognized compensation expense is associated with non-vested performance-based Restricted Stock shares which have a weighted average term of 3.6 years. Additionally, as discussed above, the performance metrics for certain of the performance-based Restricted Stock issued in May 2021 and March 2022 have not been established; therefore, the Company cannot yet determine the grant date or the related fair value and compensation expense associated with those performance-based shares.

Stock Options

The Company had previously awarded non-qualified stock options, which represent the right to purchase its Class A Common Stock at a specified price (“Stock Options”). The Company did not grant any Stock Options during the nine months ended September 30, 2022 and as of January 1, and September 30, 2022, all of the 682,650 outstanding Stock Options were vested and exercisable. As of September 30, 2022, all of the Company’s outstanding Stock Options have an exercise price of $10.00 and a weighted average remaining contractual term of 3.1 years. The Company has recognized all of the compensation expense related to its Stock Options prior to 2020.

Note 9—Concentrations of Risk

Accounts Receivable

The Company does not require its oil and natural gas purchasers to post collateral and an inability or failure of any its significant customers to meet their obligations or their insolvency or liquidation could adversely affect its financial results. The Company evaluates the credit standing of its oil and natural gas purchasers as it deems appropriate under the circumstances, which may include reviewing a purchaser’s credit rating, latest financial information, their historical payment record, the financial ability of the purchaser’s parent company to make payment if the purchaser cannot, and undertaking the due diligence necessary to determine credit terms and credit limits.

Derivative Instruments

The Company’s use of derivative instruments exposes it to the risk that its derivative counterparties will be unable to meet their commitments under the arrangements. The Company manages this risk by using multiple counterparties, all of which are registered swap dealers that have an “investment grade” credit rating. Additionally, the Company continually monitors the creditworthiness of its derivative counterparties to determine if any credit risk adjustment is necessary to the fair values of its derivative instruments or if any nonperformance risk exists. Since all of the Company’s derivative counterparties are large financial institutions with investment-grade credit ratings, the Company believes it does not have any significant credit risk associated with its counterparties and does not currently anticipate any nonperformance from its counterparties.

Current Expected Credit Losses

The Company estimates the current expected credit losses related to its short-term receivables using an aging method based on historical loss data that, if warranted, is adjusted for asset-specific considerations and current economic conditions. Upon the adoption of ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments effective January 1, 2020, the Company analyzed the aging of its short-term oil, natural gas, and NGL revenue, production handling agreements revenue, and joint interest and other accounts receivables and its derivative settlement receivables and determined that it did not need to record an adjustment for credit loss related to those short-term receivables because the credit losses have historically been immaterial. Further, the Company has determined that no allowance is necessary as of September 30, 2022 and December 31, 2021. The Company will continue to review the aging of these short-term receivables on a quarterly basis and if necessary, could record an allowance in future periods.

Note 10—Commitments and Contingencies

Revenue Performance Obligations

Oil and natural gas production sales contracts. All of the Company’s oil and natural gas production sales contracts are short-term in nature with a contract term of one year or less. As such, the Company has elected to utilize the practical expedient within ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) exempting it from the disclosure of the transaction price allocated to the remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less. Additionally, under the Company’s oil and natural gas production sales contracts, each unit of product represents a separate wholly unsatisfied performance obligation for which the variable payment relates specifically to the efforts to satisfy that performance obligation and allocating the variable consideration is consistent with the allocation objective. Therefore, the disclosure of the transaction price allocated to the remaining performance obligations for these contracts is not required under ASC 606-10-32-40.

Production handling service contracts. All of the Company’s production handling service contracts are long-term in nature with a contract term of one year or more. The transaction price for the Company’s production handling service contracts is comprised of both fixed and variable consideration, which are received monthly as the distinct service is provided. The fixed consideration typically relates to monthly minimum fees, production system operation fees, or infrastructure access fees. The variable consideration may include operating and production handling fees which are based on either contractual rates for units of production serviced or a proportionate expense fee.

As of September 30, 2022, the Company had approximately $15.0 million of remaining performance obligations related to the fixed consideration of its production handling service contracts with expected durations of approximately half a year to 11.3 years. The Company recognized $0.7 million and $2.1 million of revenue related to the fixed consideration of its production handling service contracts performance obligations during the three and nine months ended September 30, 2022, respectively. In August 2021, Hurricane Ida caused all of the Company’s platforms that provide third-party processing to be shut-in for several weeks; therefore, the Company was not able to collect certain monthly minimum fees, resulting in $0.3 million and $1.2 million of revenue related to the fixed consideration of its production handling service contracts performance obligations during the three and nine months ended September 30, 2021, respectively. The Company expects to recognize approximately $2.4 million, $1.2 million, and $1.2 million of the remaining fixed consideration performance obligations as revenue annually over the next three years and the remaining amount allocated to those performance obligations ratably over the following 8.4 years.

Asset Retirement Obligations

Marathon Acquisition. Pursuant to purchase agreements executed in December 2015 and February 2016, the Company was required to deposit approximately $100.0 million into escrow accounts to use for future P&A obligation costs assumed in the acquisitions. In December 2015, the Company deposited approximately $30.0 million into escrow to fully fund one of the P&A obligations and funded the remaining $70.0 million obligation by depositing a percentage of net revenues from the acquired properties into a separate escrow account, on a quarterly basis, beginning in January 2017 until October 2021. As of December 31, 2021, the escrow accounts are fully funded and the Company has no remaining future funding obligations. As of September 30, 2022 and December 31, 2021, these escrow accounts have a combined balance of $100.5 million and $100.7 million, respectively, inclusive of interest earned to date, and are reflected as Restricted cash on the condensed consolidated balance sheets.

Notes receivable, net. The Company holds two notes receivables which consist of commitments from the sellers of oil and natural gas properties, acquired by the Company, related to the costs associated with its performance of the assumed P&A obligations (the “P&A Notes Receivable”). As of September 30, 2022 and December 31, 2021, both of the P&A Notes Receivable have fully accreted to their principal amounts of $65.1 million and are presented as such, net of related cumulative estimated credit losses, on the accompanying condensed consolidated balance sheets.

The Company estimates any current expected credit losses related to its P&A Notes Receivable on a combined amortized basis using the probability of default method based on the long-term credit ratings of the counterparties of the notes, which are currently considered “investment grade.” The Company records any changes in the current estimated credit losses related to its P&A Notes Receivable as part of Other income on the accompanying condensed consolidated statements of operations. During the nine months ended September 30, 2022 and 2021, the Company recognized interest income of less than $0.1 million and $2.6 million, respectively, related to its P&A Notes Receivable. The Company did not recognize any interest income related to its P&A Notes Receivable during the three months ended September 30, 2022 or 2021.

Other obligations. The Bureau of Ocean Management and certain third-parties require the Company to post supplemental and performance bonds as a means to ensure its decommissioning obligations, such as the plugging of wells, the removal of platforms and other offshore facilities, the abandonment of offshore pipelines, and the clearing of the seafloor of obstructions. If needed, the Company may enter into arrangements with surety companies who provide such bonds on its behalf. In exchange, the Company pays an annual premium to the surety for its financial strength to extend the credit. These surety bond premiums are recognized in Prepaid expenses and other current assets on the accompanying condensed consolidated balance sheets and are amortized over the life of the surety bonds into Interest expense on the accompanying condensed consolidated statements of operations. The Company did not pay any cash for surety bond premiums during the three months ended September 30, 2022 and paid $5.3 million during the nine months ended September 30, 2022. During the three and nine months ended September 30, 2022, the Company amortized $2.6 million and $8.1 million, respectively, of the premiums into Interest expense on the accompanying condensed consolidated statements of operations. During the three and nine months ended September 30, 2021, the Company paid $2.5 million and $8.5 million, respectively, for surety bond premiums and amortized $2.9 million and $8.1 million, respectively, of the premiums into Interest expense on the accompanying condensed consolidated statements of operations.

Notes Payable

On December 30, 2019, the Company entered into a financing agreement for payments due under a licensing agreement for seismic data, paying an initial installment of $3.0 million in the first quarter of 2020, and agreeing to pay eight quarterly installments of $2.2 million beginning on July 1, 2020 through April 1, 2022, at an imputed interest rate of 4.75%. Per the agreement, the Company paid $2.2 million and $6.7 million of the notes payable balance during the three and nine months ended September 30, 2021, respectively. As of December 31, 2021, the outstanding balance of this note payable was $4.4 million which is reflected as a current note payable on the accompanying condensed consolidated balance sheet. Per the agreement, the Company paid $4.5 million of notes payable balance during the nine months ended September 30, 2022, which included the final installment on April 1, 2022, resulting in a zero balance as of September 30, 2022.

Legal Proceedings

From time to time, the Company could be subject to legal actions and claims arising in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

In June 2019, David M. Dunwoody, Jr., former President of the Company, filed a lawsuit against the Company in Texas District Court alleging that the circumstances of his resignation constituted “Good Reason” under his employment agreement dated as of November 6, 2015 (the “Employment Agreement”), and entitled him to the severance payments and benefits as set forth in his Employment Agreement for a resignation for “Good Reason.” In September 2021, the trial court entered a judgment of $12.4 million in favor of Mr. Dunwoody, inclusive of Mr. Dunwoody’s legal fees and interest, which the Company has recorded as a non-current liability on its condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021. The Company disagrees with many of the trial court’s rulings and does not agree with Mr. Dunwoody’s assertion that he had “Good Reason” to resign from his employment. The Company expects the appellate process to continue for the foreseeable future.

In July 2019, the Company filed a lawsuit against Mr. Dunwoody in Delaware Chancery Court for breach of fiduciary duty and equitable fraud relating to Mr. Dunwoody’s conduct while he was President of the Company. In January 2020, the Company filed an amended complaint that added claims against Oilfield Pipe of Texas, LLC for aiding and abetting Mr. Dunwoody’s breach of his fiduciary duty and equitable fraud. On April 21, 2022, the Delaware Chancery Court denied Mr. Dunwoody’s renewed motion to dismiss and the parties are engaged in discovery. The Delaware Chancery Court has scheduled the trial for July 2023. The Company may recognize additional liabilities and expenses in future periods related to this litigation with Mr. Dunwoody.

Note 11—Leases

The Company capitalizes its operating leases as right-of-use (“ROU”) assets and lease liabilities on the accompanying condensed consolidated balance sheets and recognizes the fixed minimum lease costs for its operating leases on a straight-line basis over the lease term in accordance with ASC Topic 842, Leases (“ASC 842”). The Company does not recognize leases with initial lease terms less than or equal to 12 months on the balance sheet and only includes those short-term leases as part of its lease-related disclosures. Additionally, the Company does not include any of its variable lease costs in the calculation of its ROU assets and lease liabilities, as none of the variable costs are based on an index or rate. Instead, all of the variable costs are based on the performance of the leased asset or the level of use of other non-lease components due to the election of the practical expedient to not separate the lease and non-lease components when measuring lease payments.

The Company makes certain assumptions and judgments when determining its ROU assets and lease liabilities. When determining whether a contract contains a lease, the Company considers whether there is an identified asset that is physically distinct, whether the supplier has substantive substitution rights, whether the Company has the right to obtain substantially all of the economic benefits from the use of the asset, and whether it has the right to control the asset. Certain of the Company’s leases include one or more options to renew the lease, with renewal terms that can extend the lease term for additional years. When determining if renewals should be included in the lease term to be recognized, the Company utilizes the reasonably certain threshold, therefore, certain of the leases included in the calculation of its ROU assets and lease liabilities include optional renewal periods for which it is not contractually obligated. Additionally, the Company must estimate its incremental borrowing rate when the implicit rate is not stated in the lease agreement and cannot be readily determined. As of September 30, 2022, none of the Company’s active leases contain purchase or termination options that are reasonably certain to be exercised.

Office space and information technology equipment leases. The Company has several operating leases for office space and information technology equipment (“IT Equipment”) used in its daily operations, for which it records the related lease costs as G&A expenses on the accompanying condensed consolidated statements of operations.

The following table presents the components of the Company’s office space and IT Equipment operating lease costs during the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Office space and IT equipment operating lease costs	$718	$712	$2,155	$2,178
Variable office space and IT equipment operating lease costs	390	383	1,170	1,078

Total office space and IT equipment operating lease costs (1)	1,108	1,095	3,325	3,256

(1)	None of the total office space and IT equipment operating lease costs incurred during the three and nine months ended September 30, 2022 and 2021 relate to short-term leases.

During the nine months ended September 30, 2022 and 2021, the Company made cash payments related to its office space and IT Equipment leases of $3.0 million and $2.8 million, respectively, which are included in its cash flows from operating activities on the accompanying condensed consolidated statements of cash flows.

Drilling rig operating leases. The scope of ASC 842 does not include leases to explore or use minerals, oil, natural gas, and similar non-regenerative resources; therefore, the Company’s oil and natural gas leases are excluded, but the equipment used to explore for natural resources, which includes drilling rigs, marine vessels, and other equipment used in the exploration and development of oil and natural gas assets are included in the scope of ASC 842. In accordance with the full cost method of accounting for oil and natural gas properties, the Company capitalizes the portion of its lease costs which relate to its drilling rig operating leases as part of its oil and natural gas property balance. In lease agreements where the Company is the designated operator per a joint operations arrangement, any related ROU assets and lease liabilities are calculated using the gross payment amount rather than the net amounts based on its working interest in the related property. However, when the costs are incurred, the Company only recognizes its share of the drilling rig operating lease costs in its condensed consolidated financial statements.

The following table presents the components of the Company’s drilling rig operating leases capitalized during the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Drilling rig operating lease costs	$2,769	$2,139	$9,668	$7,762
Variable drilling rig operating lease costs	168	262	1,404	745

Total drilling rig operating lease costs (1)	$2,937	$2,401	$11,072	$8,507

(1)

None of the total drilling rig operating lease costs incurred during the three and nine months ended September 30, 2022 and 2021 relate to short-term leases; however, the total drilling rig operating lease costs for the current period are not indicative of the Company’s current or future lease costs and obligations, as it routinely enters into short-term drilling rigs contracts to support its drilling activities. As of September 30, 2022, the Company’s short-term lease obligations are approximately $23.7 million.

Additionally, during each of the three and nine months ended September 30, 2021, the Company recognized $0.4 million of drilling rig operating lease costs related to P&A costs. The Company did not recognize any drilling rig operating lease costs related to P&A costs during the three and nine months ended September 30, 2022.

During the nine months ended September 30, 2022 and 2021, the Company made cash payments of $14.4 million and $14.1 million, respectively, related to its drilling rig operating lease costs, $12.3 million and $10.8 million, respectively, of which are included in its cash flows from investing activities on the accompanying condensed consolidated statements of cash flows.

Total lease liabilities. As of September 30, 2022, the Company had total lease liabilities of $19.4 million on the accompanying condensed consolidated balance sheet. To determine the present value of its future lease payments as of September 30, 2022, the Company applied a weighted average incremental borrowing rate of 5.9% and a weighted average remaining lease term of 6.4 years. During the nine months ended September 30, 2022, the Company recognized an additional $13.9 million in both ROU asset and lease liabilities. The Company did not recognize any additional ROU assets or liabilities during the three months ended September 30, 2022.

As of September 30, 2022, the Company’s lease liabilities consisted of the following:

(In thousands)
October 1, 2022 through September 30, 2023	$6,472
October 1, 2023 through September 30, 2024	2,321
October 1, 2024 through September 30, 2025	2,134
October 1, 2025 through September 30, 2026	2,169
October 1, 2026 through September 30, 2027	2,211
Thereafter	7,479

Total future lease payments (1)	22,786

Less: present value discount	(3,387)

Total lease liabilities as of September 30, 2022	$19,399

(1)

As of September 30, 2022, total future lease payments include payments of $18.4 million, $4.1 million, and $0.3 million for office space, drilling rigs and IT equipment, respectively. Payments for drilling rigs are presented on a gross basis and do not reflect the Company’s net proportionate share of such amounts, as the Company will bill other joint interest owners for their working interest share of such costs. The Company’s share of the drilling rig costs are generally capitalized as part of its oil and natural gas property balance.

Note 12—Income Taxes

The Company estimates its annual effective income tax rate on a quarterly basis based on its current annual forecasted operating results adjusted for any discrete items in the period in which they are identified. Each quarter, the Company updates these rates and records a cumulative adjustment to income tax expense or benefit by applying the updated rates to the year-to-date pre-tax income or loss.

Any temporary differences between the book and tax earnings of the underlying partnership that are allocated to the Company affect the components of the deferred tax balance.

The Company’s effective tax rates were 13.3% and 13.5% for the three and nine months ended September 30, 2022, respectively, and 20.1% and 10.9% for the three and nine months ended September 30, 2021, respectively. The overall change in the Company’s effective tax rates for the three and nine months ended September 30, 2022 compared to the same periods of 2021, is primarily a result utilizing certain deferred tax assets which were previously subjected to a valuation allowance in 2021. Additionally, during the three and nine months ended September 30, 2021, the Company recorded a discrete income tax benefit of $3.1 million related to the 2023 Notes.

Note 13—Supplemental Cash Flow Information

The following table presents a reconciliation of cash, cash equivalents, and restricted cash reported on the accompanying condensed consolidated statements of cash flows for the periods indicated:

	September 30,
	2022	2021
	(In thousands)
Cash and cash equivalents	$192,124	$104,466
Restricted cash (1)	100,460	96,948

Total cash, cash equivalents, and restricted cash	$292,548	$201,414

		December 31, 2021
		(In thousands)
Cash and cash equivalents		$88,930
Restricted cash (1)		100,695

Total cash, cash equivalents, and restricted cash		$189,625

(1)

Restricted cash primarily consists of cash held in escrow for future P&A obligations, refer to Note 10—Commitments and Contingencies for a discussion of the restricted cash balances related to certain of the Company’s P&A obligations.

The following table presents non-cash investing and financing activities and the supplemental disclosure relating to cash paid for interest and income taxes during the periods indicated:

	Nine Months Ended September 30,
	2022	2021
	(In thousands)
Non-cash investing and financing activities:
Expenditures for property and equipment in accrued liabilities and non-current liabilities	$13,212	$(1,021)
Expenditures for unevaluated oil and natural gas leases in accrued liabilities	—	(5,879)
Neptune Acquisition closing adjustments (1)	464	—
Changes in asset retirement obligations	370	14,464
Lease cost property additions	(202)	35
Series A preferred stock dividends—paid-in-kind (2)	—	(6,484)
Series A preferred stock dividends—beneficial conversion feature (3)	—	28,267
Supplemental disclosure:
Interest paid on debt, net of amounts capitalized	$15,814	$19,733
Income taxes paid (4)	20,800	1,950

(1)

Reflects the remaining final settlement payment from BHP received in January 2022 for the Neptune Acquisition, which was reflected as non-cash investing activity for the year ended December 31, 2021. Refer to Note 2—Acquisitions of Oil and Natural Gas Properties for a further discussion.

(2)

In the first quarter of 2021, the Company paid the quarterly Series A Preferred Stock dividends by issuing shares of its Series A Preferred Stock (“PIK Shares”). However, the second and third quarters of 2021 and throughout 2022, the Company’s Board has elected to pay the dividends in cash rather than issuing PIK Shares.

(3)

Reflects the cumulative effect adjustment for the adoption ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, effective January 1, 2021, to reverse the beneficial conversion feature associated with the Company’s Series A Preferred Stock PIK Share dividends outstanding as the effective date. The adoption of this ASU eliminated the accounting model for the beneficial conversion feature related to the PIK Share dividends of the Company’s Series A Preferred Stock.

(4)	During the nine months ended September 30, 2022, the Company made estimated tax payments of $32.7 million in accordance with the U.S. Internal Revenue Code and its current tax projections.

Note 14—Subsequent Events

As discussed in Note 6—Long-term Debt, on October 13, 2022, the Company and a majority of the lenders under its Revolving Credit Facility entered into a Consent and Waiver Agreement, in which the consenting lenders (i) consented to the change-of-control transaction that would result from the pending merger with Talos under the terms of the Revolving Credit Facility, and (ii) agreed to waive any default or event of default under the Revolving Credit Facility resulting from such change-of-control transaction.

The Company has evaluated subsequent events from the balance sheet date as of September 30, 2022 through December 5, 2022, the date at which these unaudited condensed consolidated financial statements were available to be issued and has determined there are no other events to disclose.